Validus Holdings, Ltd.
29 Richmond Road
Pembroke, HM 08 Bermuda

Validus Releases 2012 Loss Development Triangles
PEMBROKE, Bermuda, April 12, 2013 - Validus Holdings, Ltd. (NYSE: VR) (“Validus”) today announced that it has published its 2012 Loss Development Triangles (“Triangles”) on its website located at www.validusholdings.com under the Investor Relations - Financial Results section.

The Triangles provide stakeholders with additional insight into the loss reserves held on Validus' balance sheet as at December 31, 2012 and present accident year and underwriting year data for nine loss reserve groups plus three summary categories.
The 2012 Triangles provide additional information versus the 2011 Triangles, specifically: data for large losses and data for the acquired companies IPC Re Limited and Flagstone Reinsurance Holdings, SA.

The data posted on www.validusholdings.com will be in both pdf and excel format.

About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance, insurance, and insurance linked securities management operating through three primary segments, Validus Reinsurance, Ltd., Talbot Holdings Ltd. and AlphaCat Managers, Ltd. Validus Reinsurance, Ltd. (“Validus Re”) is a Bermuda based reinsurer focused on short tail lines of reinsurance. Talbot Holdings Ltd. (“Talbot”) is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd's insurance market through Syndicate 1183. AlphaCat Managers, Ltd. (“AlphaCat”) is a Bermuda based investment adviser, managing third-party capital in insurance linked securities and other investments in the property catastrophe reinsurance space.
Contacts:
Investors:
Validus Holdings, Ltd.
Jon Levenson, Executive Vice President
+1-441-278-9000
or
Media:
Brunswick Group
Greg Faje / Beau Allen
+1-212-333-3810